NEWS

Contact:	George Pipas
313-323-9216
gpipas@ford.com

IMMEDIATE RELEASE

FORD KICKS OFF 2010 WITH 24 PERCENT SALES INCREASE,
MARKET SHARE GAIN, THANKS TO PRODUCT LINEUP

• Ford, Lincoln and Mercury January sales up 24 percent versus year ago

• Cars up 43 percent, crossovers up 20 percent, SUVs up 8 percent, trucks and vans up 14 percent

• Ford brand sales up 26 percent, Lincoln up 16 percent and Mercury up 6 percent

• Ford’s U.S. market share estimated at 16 percent, up 2 points versus year ago

• Fleet customers are back in the market – and buying Ford; fleet sales more than doubled versus last January’s depressed levels

• Retail sales were 5 percent lower following December’s 18 percent increase

• New products drive Ford’s brand favorability and purchase consideration to record levels

DEARBORN, Mich., Feb. 2, 2010 – Higher sales for every brand and in every product category propelled Ford to a 24 percent sales increase in January versus a year ago.

Ford cars were up 43 percent, crossovers were up 20 percent, sport utilities were up 8 percent, and trucks and vans were up 14 percent.  Among brands, Ford sales were up 26 percent, Lincoln sales were up 16 percent and Mercury sales were up 6 percent.

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“Ford’s focus on building products consumers want to buy and love to drive will continue,” said Ken Czubay, Ford vice president, U.S. Marketing Sales and Service.  "In 2010, we will give Ford customers even more reasons to Drive One.”

Ford estimates its January U.S. total market share was approximately 16 percent – about 2 percentage points higher than in January 2009.  Last year, Ford posted its first full-year U.S. market share increase since 1995.

Plus, every consumer metric about the Ford brand – including favorable opinion, consideration, shopping and intention to buy – ended the year at record levels.  Last year, favorable opinion improved 27 percent and intention to buy Ford increased 30 percent.

“People increasingly are discovering that the Ford difference is the strength of our products, particularly our leadership in quality, fuel efficiency, safety, smart technologies and value,” said Czubay.

Among full-line manufacturers, Ford, Lincoln and Mercury vehicles recorded the largest gain in resale values from the 2009 to 2010 model year.  The projected resale value of Ford vehicles increased by more than $1,300 per vehicle.  Ford already holds a resale value advantage over its U.S.-based competitors, and it continues closing the gap on key imports with some Ford vehicles already having surpassed competing foreign vehicles.

“Resale value is a key indicator of brand health and an important contributor to the total value equation,” said Czubay.  “Fleet managers monitor vehicle operating costs very carefully.  They are giving Ford more consideration because of our improving resale values.”

In January, Ford sales to fleet customers more than doubled  last January’s depressed levels (up 154 percent) when most fleet owners deferred vehicle purchases due to the credit crunch and uncertain business and economic conditions.

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Ford posted gains in every fleet market – commercial, government and rental.  On an annual basis, a majority of Ford’s fleet sales are to commercial and government customers where the Ford F-Series truck and Econoline van have long been top sellers.  Today, products such as Fusion, Taurus and Escape are popular choices among fleet customers.

Additional Sales Highlights
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Ford Fusion, recently named Motor Trend’s Car of the Year, posted a January sales increase of 49 percent.  The Fusion Hybrid recently was named North American Car of the Year.  Fusion and Mercury Milan are the most fuel-efficient mid-size sedans in America.

•	Ford Taurus sales totaled 3,768, up 121 percent versus a year ago. Since the introduction of the all-new model in August, Taurus sales are nearly double year-ago levels.
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Crossover utilities also posted strong sales increases.  In 2009, the Ford brand was the top-selling brand of crossovers in the U.S., led by the Ford Escape.  In January, Escape sales were up 29 percent versus a year ago, Edge sales were up 26 percent and Lincoln MKX sales were up 27 percent.

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Ford’s F-Series, America’s best-selling truck for 33 years in a row and best-selling vehicle – car or truck – for 28 years in row, posted a 9 percent increase in January, and Ford Ranger compact pickup sales were up 47 percent.  In 2009, F-Series increased its leadership position among full-size pickups with a 4 percentage-point gain in segment share.

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Transit Connect, Ford’s new versatile, fuel-efficient small commercial van, posted January sales of 1,161.  The Transit Connect recently was named North American Truck of the Year.  Econoline, Ford’s full-size van, saw a sales increase of 5 percent.

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Note: The sales data included in this release and the accompanying tables are based largely on data reported by dealers representing their sales to retail and fleet customers.

About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 198,000 employees and about 90 plants worldwide, the company's automotive brands include Ford, Lincoln, Mercury and Volvo. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford's products, please visit www.ford.com.

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